SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0443182
(State of Incorporation or Organization)	(IRS Employer Identification Number)

6501 William Cannon Drive West Austin, TX	78735
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: 333-111250

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock, Par Value $.01 Per Share (and associated preferred stock purchase rights)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Registrant’s Securities to be Registered.

A description of the Class A common stock of Freescale Semiconductor, Inc. (the “Company”), par value $.01 per share (the “Class A Common Stock”), and the associated preferred stock purchase rights, which will trade together with the Class A Common Stock until the occurrence of certain events, is set forth under “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (File No. 333-111250), filed with the Securities and Exchange Commission on December 17, 2003, as amended, including any form of prospectus contained therein filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which description is incorporated by reference into this Form 8-A.

Item 2.	Exhibits.

The securities to be registered are to be listed on the New York Stock Exchange (the “NYSE”), on which no other securities of the company are listed. Accordingly, the following exhibits are also being filed with the NYSE:

99.1	Amended and Restated Certificate of Incorporation of the Company.

99.2	Amended and Restated Bylaws of the Company.

99.3	Specimen Certificate for the Company’s Class A Common Stock.

99.4	Preferred Share Purchase Rights Agreement between the Company and Mellon Investor Services LLC, as rights agent, dated as of July 7, 2004.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

Dated: July 8, 2004	By:	/s/ DONALD F. MCLELLAN
	Name:	Donald F. McLellan
	Title:	Corporate Vice President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Amended and Restated Certificate of Incorporation of the Company.

99.2	Amended and Restated Bylaws of the Company.

99.3	Specimen Certificate for the Company’s Class A Common Stock.

99.4	Preferred Share Purchase Rights Agreement between the Company and Mellon Investor Services LLC, as rights agent, dated as of July 7, 2004.